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EXHIBIT 99.1

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SSP Solutions, Inc. Editorial Contact:               SSP Solutions, Inc. Investor Contact:
Press Relations                                      Thomas E. Schiff, Chief Financial Officer
SSP Solutions, Inc.                                  SSP Solutions, Inc.
(949) 851-1085                                       (949) 851-1085
pr@sspsolutions.com                                  tom.schiff@sspsolutions.com
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    SSP SOLUTIONS ISSUES $15 MILLION OF SERIES A CONVERTIBLE PREFERRED STOCK
                 INCREASES WORKING CAPITAL AND WILL REDUCE DEBT


         IRVINE, Calif., November 19, 2003 - SSP Solutions, Inc. (Nasdaq: SSPX) a leading provider of identity management software solutions and commercial products developed to government specifications and industry standards, today announced that it has completed a private placement of $15 million of Series A Convertible Preferred Stock. Under the terms of the financing, the Company issued 2,150 shares of Series A Convertible Preferred, including 555.67 shares of Series A issued in exchange for cancellation of $3.9 million of debt. Each Series A share has a face value of $7,000 per share and is convertible into 10,000 common shares. For each Series A share, purchasers were also issued a Series A-1 Warrant to purchase up to 2,500 common shares at an initial exercise price of $1.25 per share and a Series A-2 Warrant to purchase up to 2,500 common shares at an initial exercise price of $1.50 per share.

         The Company agreed to file with the Securities and Exchange Commission ("SEC") a registration statement covering the resale of the shares of common stock underlying the Series A, and the Warrants and certain other securities no later than thirty days after the closing. Once the registration is declared effective, the Series A will be treated as equity on the Company's balance sheet.

         In a separate transaction, certain holder of $1.5 million of convertible notes issued in April 2002 have agreed to convert their notes into 2,142,857 shares of common stock. The converting note holders will also receive a warrant to purchase one-half share of common stock for each shares of common stock issuable upon the note conversion at an initial exercise price of $1.00 per common share.


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SSP Solutions Issues $15 Million of Series A Preferred Stock


         "With the completion of this financing, we have a recapitalized balance sheet, dramatically reduced our debt and significantly increased our working capital. We are well positioned to capitalize on the opportunities for growth in both the government and commercial sectors of our business," commented Marvin J. Winkler, CEO.

         Burnham Hill Partners acted as the exclusive placement agent in connection with the Series A Financing and advised the Company on the restructuring of its balance sheet.

         The securities issued in this financing have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The Company has agreed to file a registration statement permitting the resale of the common shares issuable upon conversion of the Series A Preferred and upon exercise of the Series A-1 and A-2 Warrants.

         Please refer to the Company's Form 10-QSB, to be filed today, for a complete description of the securities issued in the financing.

ABOUT SSP SOLUTIONS, INC.
-------------------------
         SSP enjoys a 35-year history of supplying security solutions for the Government and DoD and has positioned its core technologies as the standard for secure information assurance and protection. The Company designs and develops innovative data and communication security solutions for both corporate and government institutions. We provide network security, desktop protection, and high assurance messaging systems for many organizations of the U.S. Government. For more information, visit http://www.sspsolutions.com/ or call SSP Solutions, Inc. (949) 851-1085.

ABOUT BURNHAM HILL PARTNERS
---------------------------
         Burnham Hill Partners, based in New York City, was formed in August 2003 and is a division of Pali Capital, Inc., a NASD registered broker dealer. The professionals at Burnham Hill Partners have extensive experience providing comprehensive financing and financial advisory services to publicly traded companies with market capitalizations of up to $250 million. Burnham Hill

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SSP Solutions Issues $15 Million of Series A Preferred Stock


Partners' sector expertise includes telecommunications, electronics equipment and services, network security and software as well as medical devices and life sciences. For more information on Burnham Hill Partners, its professionals and deal history call (212) 980-2200.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
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         With the exception of historical information, matters discussed in this news release, including, in particular, statements to the effect that we are well positioned to capitalize on opportunities in both the government and commercial sectors and that the Series A Preferred Stock will be treated as equity, are forward-looking statements involving a number of risks and uncertainties and may not be achieved due to factors beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, changing regulatory and technological environments, difficulties in the Company's ability to obtain key components from suppliers, the ability of contractors to complete services and products ordered by the Company on a timely, and the Company's ability to hire and retain commercial sales staff, the acceptance of our product offerings in the commercial markets, which could impair the Company's ability to deliver products under development in a timely fashion and to achieve revenue growth and continue technological innovation, difficulties in increasing revenue despite staff reductions needed to control costs, unpredictability of economic recovery from the heretofore depressed IT markets and the related effect on IT buying decisions, unforeseen technological difficulties (both for the Company and its suppliers), increased competition, and changing customer demands. Other risks inherent in the Company's business include those factors contained in the "Risk Factors" section of the Company's Form 10-K/A for the fiscal year ended December 31, 2002 and Form 10-QSB for the quarter ended September 30, 2003. SSP Solutions, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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